EXHIBIT 99.1

FOR IMMEDIATE RELEASE
THURSDAY, MAY 8, 2008

FOR FURTHER INFORMATION:

Bill Hodges	Fran Barsky
Chief Financial Officer	Director, Investor Relations
919-913-1030	919-913-1044

POZEN REPORTS FIRST QUARTER 2008 RESULTS

Treximet™ Approved by FDA for Acute Treatment of Migraine
PN 400 Pivotal Studies Fully Enrolled

Chapel Hill, N.C., May 8, 2008 — POZEN Inc. (NASDAQ: POZN), today announced results for the first quarter ended March 31, 2008.

First-Quarter Results

POZEN reported a net loss of ($7.4) million, or ($0.25) per share on a diluted basis, for the first quarter of 2008, compared to a net loss of ($2.1) million, or ($0.07) per share on a diluted basis, for the first quarter of 2007.

For the first quarter of 2008, POZEN reported revenue of $7.8 million resulting from the amortization of upfront payments received pursuant to collaboration agreements with GlaxoSmithKline and AstraZeneca, and revenue from development work performed under those agreements.  Revenue for the first quarter ended March 31, 2007 totaled $7.7 million.

Operating expenses for the first quarter of 2008 totaled $16.0 million as compared to $10.5 million for the comparable period in 2007. The increase in operating expenses was primarily due to an increase in costs associated with the PN 400 program, where we are conducting our pivotal Phase 3 studies.  The company plans to file the PN 400 NDA in the first half of 2009.

At March 31, 2008, cash, cash equivalents and short-term investments totaled $62.6 million compared to $73.9 million at December 31, 2007.

Corporate Highlights

On April 15, 2008, the FDA approved Treximet™ for the acute treatment of migraine attacks, with or without aura, in adults.  Treximet will be commercialized by GlaxoSmithKline (GSK) and is expected to be available in U.S. pharmacies by mid-May.  POZEN expects to start receiving royalties from GSK beginning in the second quarter of 2008.

POZEN received a total of $20 million in milestone payments from GlaxoSmithKline.

Abstracts on Treximet were presented by GSK at the American Academy of Neurology (AAN) in Chicago, April 17, 2008.

Abstracts from the PN 200 pilot study are being presented at the Digestive Disease Week (DDW) Conference in San Diego, California, May 17-22, 2008.

POZEN has completed enrollment for the PN 400 pivotal trials.  PN 400 is an investigational fixed dose combination designed to provide the coordinated delivery of immediate release esomeprazole (PPI) in the film coat with a pH sensitive coated naproxen (NSAID) core.  POZEN has a collaboration agreement with AstraZeneca for PN 400.

Financial Guidance

For the 2008 year, POZEN expects total revenue to be in the range of $62 to $68 million.  Expected revenue includes the $20 million in milestone payments received from GSK in April, and $5 to $9 million in royalties for Treximet sales.  This is an early royalty estimate that may be revised when the company determines the trend of actual sales.  Expected revenue also includes $15 million from the amortization of upfront payments from AstraZeneca and revenue of $22 to $24 million for work performed under the AstraZeneca agreement.  Total operating expenses are expected to be in the range of $67 to $71 million, including $5 to $6 million of non-cash stock-based compensation expense.

First-Quarter Results Webcast

POZEN will hold a webcast to present first quarter 2008 results and management’s outlook on Thursday, May 8, 2008 at 11:00 a.m. Eastern time. The webcast can be accessed live and will be available for replay at www.pozen.com.

About POZEN

POZEN is a pharmaceutical company committed to developing therapeutic advancements for diseases with unmet medical needs where it can improve efficacy, safety, and/or patient convenience. POZEN’s efforts are focused primarily on the development of pharmaceutical products for the treatment of acute and chronic pain and other pain-related conditions.  POZEN has development and commercialization alliances with GlaxoSmithKline for Treximet™, which was recently approved by the United States Food and Drug Administration for the acute treatment of migraine attacks with or without aura in adults, and with AstraZeneca for proprietary fixed dose combinations of naproxen with the proton pump inhibitor esomeprazole magnesium in a single tablet for conditions such as osteoarthritis and rheumatoid arthritis in patients who are at risk for developing NSAID-associated gastric ulcers.  The company’s common stock is traded on The Nasdaq Stock Market under the symbol “POZN”. For detailed company information, including copies of this and other press releases, see POZEN’s website: www.pozen.com.

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products, including our dependence on GlaxoSmithKline for the sales and marketing of Treximet; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Annual Report on Form 10-K for the period ended December 31, 2007.  We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Financial Tables to Follow…

POZEN Inc.
Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2008	2007
Revenue:
Licensing revenue	$3,851,082	$3,701,000
Development revenue	3,977,908	3,955,004
Total revenue	7,828,990	7,656,004
Operating expenses:
General and administrative	2,848,973	3,230,539
Research and development	13,112,534	7,304,418
Total operating expenses	15,961,507	10,534,957
Other Income:
Interest and other income, net	761,264	789,313
Income (loss) before income tax expense	(7,371,253)	(2,089,640)
Net loss attributable to common stockholders	$(7,371,253)	$(2,089,640)

Basic and diluted net loss per common share	$(0.25)	$(0.07)

Shares used in computing basic and diluted net loss per common share	29,723,563	29,469,392

POZEN Inc.
Balance Sheets
(Unaudited)

	March 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$29,440,396	$37,660,068
Investments	33,119,259	36,282,108
Accounts Receivable	3,977,909	2,129,003
Prepaid expenses and other current assets	832,137	1,198,397
Total current assets	67,369,701	77,269,576
Equipment, net of accumulated depreciation	100,307	117,485
Total assets	$67,470,008	$77,387,061

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,128,812	$2,536,040
Accrued compensation	498,819	1,392,849
Accrued expenses	4,324,326	3,796,164
Deferred revenue	15,780,058	15,936,125
Total current liabilities	23,732,015	23,661,178

Long-term liabilities:
Deferred revenue	14,780,059	18,475,074
Total liabilities	38,512,074	42,136,252

Total stockholders’ equity	28,957,934	35,250,809
Total liabilities and stockholders’ equity	$67,470,008	$77,387,061

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